Filed Pursuant to rule 424(b)(5)
Registration File No. 333-237417

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
0.600% Senior Notes due 2023	$1,000,000,000	$109,100
1.000% Senior Notes due 2024	$1,250,000,000	$136,375
1.400% Senior Notes due 2026	$1,500,000,000	$163,650
1.800% Senior Notes due 2028	$750,000,000	$81,825
2.200% Senior Notes due 2031	$1,500,000,000	$163,650
Total	$6,000,000,000	$654,600

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. The total registration fee due for this offering is $654,600.
(2)	Paid herewith.

Prospectus Supplement

(To Prospectus dated March 26, 2020)

$6,000,000,000

$1,000,000,000 0.600% Senior Notes due 2023

$1,250,000,000 1.000% Senior Notes due 2024

$1,500,000,000 1.400% Senior Notes due 2026

$750,000,000 1.800% Senior Notes due 2028

$1,500,000,000 2.200% Senior Notes due 2031

We are offering $1,000,000,000 of 0.600% Senior Notes due 2023 (the “2023 notes”), $1,250,000,000 of 1.000% Senior Notes due 2024 (the “2024 notes”), $1,500,000,000 of 1.400% Senior Notes due 2026 (the “2026 notes”), $750,000,000 of 1.800% Senior Notes due 2028 (the “2028 notes”) and $1,500,000,000 of 2.200% Senior Notes due 2031 (the “2031 notes” and, together with the 2023 notes, the 2024 notes, the 2026 notes and the 2028 notes, the “notes”).

The 2023 notes will bear interest at a rate of 0.600% per annum and will mature on August 15, 2023. The 2024 notes will bear interest at a rate of 1.000% per annum and will mature on August 15, 2024. The 2026 notes will bear interest at a rate of 1.400% per annum and will mature on August 15, 2026. The 2028 notes will bear interest at a rate of 1.800% per annum and will mature on August 15, 2028. The 2031 notes will bear interest at a rate of 2.200% per annum and will mature on August 15, 2031. We will pay interest on the notes semi-annually on and of each year, beginning on February 15, 2022.

On April 14, 2021, we entered into a Separation and Distribution Agreement (as defined below) with Dell, pursuant to which, subject to the satisfaction of all closing conditions, Dell will distribute the shares of our Class A common stock and our Class B common stock owned by its wholly owned subsidiaries to the holders of shares of Dell as of a record date determined pursuant to the Separation and Distribution Agreement on a pro rata basis and we will pay the Special Dividend (as defined below). The proceeds of the notes are expected to be used to pay a portion of the Special Dividend. If the closing of the Spin-Off has not occurred on or prior to the earlier of (i) (x) April 28, 2022 or (y) if the Separation and Distribution Agreement is amended on or prior to April 28, 2022 to extend the date by which the Spin-Off must be consummated to a date later than April 28, 2022, the earlier of such extended date and July 28, 2022 (the date described in clause (x) or (y), the “End Date”), and (ii) the date the Separation and Distribution Agreement is terminated (such earlier date, the “Special Mandatory Redemption Trigger Date”), we will be required to redeem all outstanding 2023 notes, 2024 notes, 2028 notes and 2031 notes on the Special Mandatory Redemption Date (as defined in “Description of the Notes—Redemption—Special Mandatory Redemption”) at a redemption price equal to 101% of the aggregate principal amount of the notes being redeemed, together with accrued and unpaid interest thereon, if any, to, but excluding, the Special Mandatory Redemption Date. See “Description of the Notes—Redemption—Special Mandatory Redemption.” If the Spin-Off is not consummated on or prior to the Special Mandatory Redemption Trigger Date, the 2026 notes will remain outstanding and we expect to use the net proceeds thereof for general corporate purposes, which may include debt repayment.

We may redeem some or all of the notes at any time or from time to time at the redemption prices set forth under the heading “Description of the Notes—Redemption—Optional Redemption” in this prospectus supplement. If we experience a change of control triggering event, we may be required to offer to purchase the notes from holders. See “Description of the Notes—Repurchase at the Option of Holders on Certain Changes of Control.”

The notes will be our senior unsecured obligations and will rank equally with our other senior unsecured indebtedness. There is no sinking fund for the notes other than in the event of a Special Mandatory Redemption. Each series of notes is a new issue of securities with no established trading market. The notes are not and will not be listed on any securities exchange.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement.

	Public Offering Price(1)		Underwriting Discounts		Proceeds to Us, Before Expenses
	Per Note	Total	Per Note	Total	Per Note	Total
2023 notes	99.895%	$998,950,000	0.350%	$3,500,000	99.545%	$995,450,000
2024 notes	99.952%	$1,249,400,000	0.400%	$5,000,000	99.552%	$1,244,400,000
2026 notes	99.830%	$1,497,450,000	0.600%	$9,000,000	99.230%	$1,488,450,000
2028 notes	99.481%	$746,107,500	0.625%	$4,687,500	98.856%	$741,420,000
2031 notes	99.803%	$1,497,045,000	0.650%	$9,750,000	99.153%	$1,487,295,000

(1)	The public offering prices set forth above do not include accrued interest, if any. Interest on the notes will accrue from August 2, 2021.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V. as operator of the Euroclear System, on August 2, 2021. See “Underwriting.”

Joint Book-Running Managers

Barclays	BofA Securities	Citigroup	J.P. Morgan

BNP PARIBAS	Deutsche Bank Securities	Goldman Sachs & Co. LLC	HSBC

Mizuho Securities	MUFG	RBC Capital Markets	Scotiabank

Truist Securities	Wells Fargo Securities

ING	PNC Capital Markets LLC	SOCIETE GENERALE	TD Securities

Co-Managers

Roberts and Ryan	Ramirez & Co., Inc.	Siebert Williams Shank

Stern	Tigress Financial Partners

July 20, 2021

PROSPECTUS SUPPLEMENT

PROSPECTUS

We have not, and the underwriters have not, authorized anyone to provide you any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or required by the context, as used in this prospectus supplement, the terms “we,” “our,” “us” and “VMware” refer to VMware, Inc. and, where appropriate, its consolidated subsidiaries.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not apply to this offering of the notes. If the description of the debt securities we may offer or other information in the accompanying prospectus is different from this prospectus supplement, you should rely on the information contained in this prospectus supplement.

You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus to which we have referred you and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus described under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement before deciding whether to invest in the notes offered by this prospectus supplement.

You should not consider any information in this prospectus supplement, the accompanying prospectus or any free writing prospectus to which we have referred you to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the notes offered by this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”). Our SEC filings, including the complete registration statement of which the accompanying prospectus is a part, are available to the public from commercial document retrieval services and also available at the Internet website maintained by the SEC at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this registration statement until the end of any offerings under this prospectus supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended January 29, 2021, filed with the SEC on March 26, 2021;

•

The information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended January  29, 2021, from our definitive proxy statement on Schedule 14A, filed with the SEC on May 28, 2021;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2021, filed with the SEC on June 7, 2021; and

•	Our Current Reports on Form 8-K, filed with the SEC on March 1, 2021, April 14, 2021, April 23, 2021, May 3, 2021, and May 12, 2021 (solely with respect to Items 5.02 and 9.01).

We are only incorporating certain portions of our annual proxy statement for our 2021 annual meeting of stockholders as described above and are not incorporating by reference (i) any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K or (ii) any Form S-D, that, in either case, we may file or furnish with the SEC, unless otherwise specified in such current report or in such form or in a particular prospectus supplement.

Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. You may obtain documents incorporated by reference in this prospectus supplement by writing to us at the following address or by calling us at the telephone number listed below:

VMware, Inc.

Investor Relations

3401 Hillview Avenue

Palo Alto, CA 94304

(650) 427-5000

You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus or any free writing prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference therein contain, and any related free writing prospectus may contain, forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the U.S. federal securities laws. Words such as “expect,” “anticipate,” “target,” “goal,” “project,” “intent,” “plan,” “believe,” “momentum,” “seek,” “estimate,” “continue,” “potential,” “future,” “endeavor,” “will,” “may,” “should,” “could,” “depend,” “predict,” and variations or the negative expression of such words and similar expressions are intended to identify forward-looking statements.

Forward-looking statements in this prospectus supplement, include, without limitation, statements regarding expectations of our plans for the use of the net proceeds from this offering. Certain documents incorporated by reference herein also contain forward-looking statements, as identified in the sections titled “Forward-Looking Statements” therein.

Forward-looking statements in this prospectus supplement include, but are not limited to, statements relating to expected industry trends and conditions; future financial performance, trends or plans; anticipated impacts of developments in accounting rules and tax laws and rates; VMware’s expectations regarding the timing of tax payments and the impacts of changes in VMware’s corporate structure and alignment; plans for and anticipated benefits of VMware products, services and solutions and partner and alliance relationships; plans for, timing of and anticipated impacts and benefits of corporate transactions, acquisitions, stock repurchases and investment activities; the outcome or impact of pending litigation, claims or disputes; the continuing impact of the COVID-19 pandemic on the global economy as well as any related effects on our business operations, financial performance, results of operations and stock price; future plans with respect to Dell’s ownership interest in us, including the proposed spin-off of its ownership to Dell stockholders and the related special dividend to be paid by us and the sources of funding for such special dividend and the commercial framework for our future relationship with Dell; our commitment and ability to maintain an investment-grade credit rating; and any statements of assumptions underlying any of the foregoing. These statements are based on current expectations about the industries in which VMware operates and the beliefs and assumptions of management. These forward-looking statements involve risks and uncertainties and the cautionary statements set forth above and those contained in the “Risk Factors” section of this prospectus supplement and certain documents incorporated by reference herein identify important factors that could cause actual results to differ materially from those predicted in any such forward-looking statements. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof. We assume no obligation to, and do not currently intend to, update these forward-looking statements.

Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including (1) successful completion of the offering, (2) fluctuations and volatility in our stock price, (3) the impact of macroeconomic conditions on customer demand, (4) changes in our financial condition, (5) changes in business opportunities and priorities that could cause us to consider alternative uses of cash, (6) fluctuations in the level of cash held in the United States that is available for stock repurchases and (7) the level of proceeds from employee stock option exercises and our employee stock purchase plan.

Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information” in this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information contained elsewhere in or incorporated by reference into this prospectus supplement or the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the notes. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, including our consolidated condensed financial statements and the related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors” in our Annual Report on Form 10-K for the year ended January 29, 2021, filed with the SEC on March 26, 2021, and in our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2021, filed with the SEC on June 7, 2021, and in the documents that we subsequently file with the SEC as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

VMware, Inc.

VMware, Inc. originally pioneered the development and application of virtualization technologies with x86 server-based computing, separating application software from the underlying hardware. Information technology (“IT”) driven innovation continues to disrupt markets and industries. Technologies emerge faster than organizations can absorb, creating increasingly complex environments. IT is working at an accelerated pace to harness new technologies, platforms and cloud models, ultimately guiding businesses through a digital transformation. To take on these challenges, we are working with customers in the areas of hybrid and multi-cloud, virtual cloud networking, digital workspaces, modern applications and intrinsic security. Our software provides a flexible digital foundation to enable customers in their digital transformations.

Our portfolio supports and addresses the key IT priorities of our customers, including accelerating their cloud journey, modernizing their applications, empowering digital workspaces, transforming networking and embracing intrinsic security. We enable customers to digitally transform their operations as they ready their applications, infrastructure and employees for constantly evolving business needs.

We incorporated in Delaware in 1998, were acquired by EMC Corporation (“EMC”) in 2004 and conducted our initial public offering of our Class A common stock in August 2007. In September 2016, Dell Technologies Inc. (“Dell”) acquired EMC. As a result, EMC became a wholly owned subsidiary of Dell, and we became an indirectly held, majority-owned subsidiary of Dell. In December 2019, we acquired Pivotal Software, Inc., a subsidiary of Dell. We are considered a “controlled company” under the rules of the New York Stock Exchange (the “NYSE”). As of January 29, 2021, Dell controlled approximately 80.6% of our outstanding common stock, including 31 million shares of our Class A common stock and all of our Class B common stock.

We refer to our fiscal years ended January 28, 2022, January 29, 2021 and January 31, 2020 as “fiscal 2022,” “fiscal 2021” and “fiscal 2020,” respectively.

Total revenue in fiscal 2021 increased 9% to $11.8 billion. Total revenue is comprised of license revenue of $3.0 billion, subscription and SaaS revenue of $2.6 billion and services revenue of $6.1 billion. As customers shift from our on-premises offerings to our cloud-based offerings, license revenue may be lower and subject to greater fluctuation in the future, driven by a higher percentage of cloud-based offerings being sold.

Our corporate headquarters are located at 3401 Hillview Avenue, Palo Alto, California, and we have 127 offices worldwide. Our stock is traded on the NYSE under the ticker symbol “VMW.”

VMware is a registered trademark or trademark of VMware or its subsidiaries in the United States and other jurisdictions. All other marks and names mentioned herein may be trademarks of their respective companies. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this document are listed without the ®, TM, SM and © symbols.

Recent Developments

Spin-Off and Special Dividend

On April 14, 2021, we entered into a Separation and Distribution Agreement (the “Separation and Distribution Agreement”) with Dell, pursuant to which, subject to the satisfaction of all closing conditions, Dell will distribute the shares of our Class A common stock and our Class B common stock owned by its wholly owned subsidiaries, to the holders of shares of Dell as of a record date determined pursuant to the Separation and Distribution Agreement on a pro rata basis (the “Spin-Off”). Subject to the various conditions, we will pay a cash dividend, pro rata, to each of the holders of our Class A common stock and our Class B common stock (including Dell) immediately prior to the Spin-Off in an aggregate amount equal to an amount to be mutually agreed by us and Dell between $11.5 billion and $12.0 billion (the “Special Dividend”). We currently anticipate funding $2.5 billion to $3.5 billion of the Special Dividend through our cash reserves and intend to fund the balance through incremental indebtedness, including through the proceeds of this offering and borrowings under our Expected Term Loan Facilities and, if needed, our Expected Revolving Credit Facility, described below and elsewhere in this prospectus supplement. The Spin-Off is expected to close during the fourth quarter of calendar 2021, subject to certain closing conditions, including receipt of a favorable Internal Revenue Service ruling that the distribution of shares to Dell and its stockholders will qualify as generally tax-free for U.S. federal income tax purposes. As a result of the Spin-Off, entities affiliated with Michael Dell and entities affiliated with Silver Lake Partners will own direct interests in VMware representing 41.1% and 10.7%, respectively, of our outstanding stock, based on the shares outstanding as of May 28, 2021.

Revolving and Term Loan Credit Facilities

VMware intends to seek to obtain $1,500 million in commitments from lenders in respect of a new five-year revolving credit facility (the “Expected Revolving Credit Facility”) after the consummation of this offering. The Expected Revolving Credit Facility would replace our existing $1,000 million revolving credit facility (the “Existing Revolving Credit Facility”) that is currently undrawn. The terms of the Expected Revolving Credit Facility have not been finalized. The consummation of this offering is not conditioned upon the closing of the Expected Revolving Credit Facility and we do not expect that this offering and our Expected Revolving Credit Facility will close concurrently.

VMware also intends to seek to obtain commitments for term loans with expected maturities of up to five years (the “Expected Term Loan Facilities”). The terms of the Expected Term Loan Facilities have not been finalized. The consummation of this offering is not conditioned upon the closing of the Expected Term Loan Facilities and we do not expect that this offering and our Expected Term Loan Facilities will close concurrently.

Although we believe the Expected Revolving Credit Facility and the Expected Term Loan Facilities will be established, we cannot assure you that they will be established on these terms or at all.

The Offering

Issuer	VMware, Inc.

Securities Offered	$1,000,000,000 aggregate principal amount of 2023 notes;

$1,250,000,000 aggregate principal amount of 2024 notes;

$1,500,000,000 aggregate principal amount of 2026 notes;

$750,000,000 aggregate principal amount of 2028 notes; and

$1,500,000,000 aggregate principal amount of 2031 notes.

Maturity Date	August 15, 2023 for the 2023 notes;

August 15, 2024 for the 2024 notes;

August 15, 2026 for the 2026 notes;

August 15, 2028 for the 2028 notes; and

August 15, 2031 for the 2031 notes.

Interest Rate	The notes will bear interest at the following rates per annum:

0.600% per annum for the 2023 notes;

1.000% per annum for the 2024 notes;

1.400% per annum for the 2026 notes;

1.800% per annum for the 2028 notes; and

2.200% per annum for the 2031 notes.

Interest Payment Dates	Interest on the notes will be paid semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2022.

Ranking	The notes are unsecured and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding, including our Existing Revolving Credit Facility, our 2.950% Senior Notes due 2022, our 3.900% Senior Notes due 2027, our 4.500% Senior Notes due 2025, our 4.650% Senior Notes due 2027 and our 4.700% Senior Notes due 2030 (collectively, our “Existing Notes”) and, if established, the Expected Revolving Credit Facility and the Expected Term Loan Facilities. As of April 30, 2021, after giving effect to this offering and the use of proceeds therefrom, we would have had $11,020 million principal amount of outstanding indebtedness and $1,000 million of availability under the Existing Revolving Credit Facility.

Special Mandatory Redemption	This offering is not conditioned upon the consummation of the Spin-Off, but in the event that the closing of the Spin-Off has not occurred on or prior to the earlier of (i) (x) April 28, 2022 or (y) if the Separation and Distribution Agreement is amended on or prior to

April 28, 2022 to extend the date by which the Spin-Off must be consummated to a date later than April 28, 2022, the earlier of such extended date and July 28, 2022 (the date described in clause (x) or (y), the “End Date”), and (ii) the date the Separation and Distribution Agreement is terminated, we will be required to redeem all outstanding 2023 notes, 2024 notes, 2028 notes and 2031 notes on the Special Mandatory Redemption Date (as defined in “Description of the Notes—Redemption—Special Mandatory Redemption”) at a redemption price equal to 101% of the aggregate principal amount of the notes being redeemed, together with accrued and unpaid interest thereon, if any, to, but excluding, the Special Mandatory Redemption Date. See “Description of the Notes—Redemption—Special Mandatory Redemption.”

The 2026 notes are not subject to the Special Mandatory Redemption.

Optional Redemption	We may redeem the notes, in whole or in part, at any time at the applicable redemption prices described under the heading “Description of the Notes—Optional Redemption” in this prospectus supplement.

Certain Covenants	We will issue the notes under an indenture containing covenants that restrict our ability, with significant exceptions, to:

•	incur debt secured by liens on Principal Property (as defined herein);

•	engage in certain sale and leaseback transactions; and

•	consolidate, merge, convey or transfer our assets substantially as an entirety.

However, each of these covenants is subject to a number of significant exceptions. In addition, as of the issue date, we have no Principal Property. You should read “Description of the Notes—Certain Covenants” for a description of these covenants.

Change of Control Repurchase Event	Upon a change of control repurchase event (as defined under “Description of the Notes—Repurchase at the Option of Holders on Certain Changes of Control”), we will be required to make an offer to each holder of notes to repurchase all or any part of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of such notes repurchased, plus any accrued and unpaid interest to the date of repurchase.

Use of Proceeds

We expect to receive net proceeds of $5,957,015,000 from the sale of the notes offered hereby, before expenses but after deducting the underwriting discount. We intend to use the net proceeds from the offering of the notes to fund a portion of the Special Dividend and, to the extent any proceeds remain, for general corporate purposes. If the Spin-Off is not consummated on or prior to the Special Mandatory Redemption Trigger Date, the 2026 notes will remain outstanding and we expect to use the net proceeds thereof for general corporate purposes, which may include debt repayment.

Further Issuances	We may from time to time, without notice to or the consent of the holders of any series of notes, create and issue further notes ranking equally and ratably with such series of notes in all respects, or in all respects (except for the issue date, the offering price and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes); provided, that if such additional notes are not fungible with the notes of the applicable series offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers. Any further notes will have the same terms as to status, redemption or otherwise as the notes.

Form of Notes	We will issue the notes of each series in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Investors may elect to hold the interests in the global notes through any of DTC, the Euroclear System (“Euroclear”), or Clearstream Banking, société anonyme (“Clearstream”), as described under “Description of the Notes—Book-Entry; Delivery and Form; Global Notes” in this prospectus supplement.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under the heading “Risk Factors” beginning on page S-12 of this prospectus supplement and the “Risk Factors” sections included in our Annual Report on Form 10-K for the year ended January 29, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2021, as well as the other information contained or incorporated herein by reference, before investing in any of the notes offered hereby.

Governing Law	The indenture governing the notes is, and the notes will be, governed by, and construed in accordance with, the laws of the State of New York.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Denominations	The notes of each series will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Trading	Each series of note is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued, in their sole discretion, at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes. See “Underwriting.”

Summary Financial Information

The following tables set forth summary financial information concerning VMware and its subsidiaries as of, and for the years ended, February 1, 2019, January 31, 2020 and January 29, 2021 and as of, and for the three months ended, May 1, 2020 and April 30, 2021. The summary financial information as of, and for the years ended, February 1, 2019, January 31, 2020 and January 29, 2021 has been derived from our audited annual consolidated financial statements. The summary consolidated financial information as of, and for the three months ended, May 1, 2020 and April 30, 2021 has been derived from our unaudited interim consolidated financial statements and includes all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. All such adjustments are of a normal recurring nature. The interim consolidated results of operations are not necessarily indicative of the results for the full year. You should refer to the consolidated financial statements, including the notes thereto, and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended January 29, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2021, each of which is incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

	As of or for the Three Months Ended		As of or for the Year Ended
	May 1, 2020	April 30, 2021	February 1, 2019	January 31, 2020	January 29, 2021
	(unaudited)		(in millions)
Summary of Operations Data:
Revenue:
License	$660	$646	$3,042	$3,181	$3,033
Subscription and SaaS	572	741	1,303	1,877	2,587
Services	1,502	1,607	5,268	5,753	6,147

Total revenue	$2,734	$2,994	$9,613	$10,811	$11,767
Operating income	418	559	1,803	1,441	2,388
Net income attributable to VMware, Inc.(1)	386	425	1,650	6,412	2,058
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$1,374	$1,266	$3,657	$3,872	$4,409
Investing activities	(126)	(72)	4,442	(2,728)	(713)
Financing activities(2)	1,793	(297)	(10,580)	(1,707)	(1,957)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$5,946	$5,714	$3,551	$2,915	$4,715
Working capital(3)(4)	(1,342)	691	513	(3,633)	226
Total assets	28,442	28,811	17,593	26,294	29,016
Total unearned revenue	9,218	10,200	7,439	9,268	10,314
Long-term obligations(5)	4,982	4,989	4,242	3,001	4,987
Total stockholders’ equity	7,428	9,453	2,891	7,009	9,051

(1)

A discrete tax benefit of $4.9 billion was recognized with a deferred tax asset during fiscal 2020. This deferred tax asset was recognized as a result of the book and tax basis difference on certain of our intellectual property rights transferred to an Irish subsidiary.

(2)

On July 1, 2018, VMware’s board of directors declared a conditional $11.0 billion special dividend, payable pro-rata to VMware stockholders as of the record date. The special dividend was paid on December 28, 2018 to stockholders of record as of the close of business on December 27, 2018 in the amount of $26.81 per outstanding share of VMware common stock.

(3)

Working capital (total current assets minus total current liabilities) as of January 31, 2020 was impacted by an increase in the current portion of long-term debt and other borrowings, as well as an increase in unearned revenue when compared to February 1, 2019.

(4)

Working capital as of January 29, 2021 was impacted by a decrease in the current portion of long-term debt and other borrowings and an increase in cash, cash equivalents and short-term investments when compared to January 31, 2020.

(5)

On April 7, 2020, we issued three series of unsecured senior notes pursuant to a public debt offering in an aggregate principal amount of $2.0 billion, which consisted of outstanding principal due on the following dates: $750 million due May 15, 2025, $500 million due May 15, 2027 and $750 million due May 15, 2030. On May 11, 2020, a portion of the net proceeds from the offering was used to redeem the $1.3 billion in outstanding principal amount of our unsecured senior notes due August 21, 2020.

RISK FACTORS

An investment in the notes involves certain risks. You should carefully consider the risk factors described under “Risk Factors” in our Annual Report on Form 10-K for the year ended January 29, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2021, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Additional risks and uncertainties not now known to us or that we now deem immaterial may also adversely affect our business or financial performance. Our business, financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The market or trading price of the notes could decline due to any of these risks or other factors, and you may lose all or part of your investment.

In addition to the risks relating to us described in our reports described above and any subsequent filings, the following are additional risks relating to an investment in the notes.

The notes are structurally subordinated to the liabilities of our subsidiaries.

The notes are our obligations exclusively and not of any of our subsidiaries. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be effectively subordinated to all liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish.

The notes are subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our unsecured general obligations, ranking equally with other senior unsecured indebtedness, including senior unsecured guarantees of indebtedness. The indenture governing the notes permits us and our subsidiaries to incur additional debt, including secured debt. If we incur any secured debt, our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors, the lenders under the Existing Revolving Credit Facility and the holders of our Existing Notes and if such facilities are established after the consummation of this offering, the lenders under the Expected Revolving Credit Facility and the Expected Term Loan Facilities. If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes and the previously issued notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

The notes will be subject to a change of control provision, and we may not have the ability to raise the funds necessary to fulfill our obligations under the notes following a change of control repurchase event.

Under the indenture, upon the occurrence of a defined change of control repurchase event, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, we may not have sufficient funds at the time of the change of control repurchase event to make the required repurchase of the notes. Our failure to make or complete a change of control offer would place us in default under the indenture governing the notes. In addition, we are limited in our ability to make a change of control payment for the notes under the Expected Revolving Credit Facility, so we would need to repay any debt then outstanding thereunder or obtain the requisite consents from the lenders thereunder. However, we cannot assure you that we would be able to repay such debt or obtain such consents at such time.

The limited covenants in the indenture for the notes and the Existing Notes and the terms of the notes and the Existing Notes do not provide protection against some types of important corporate events and may not protect your investment.

The indenture for the notes and the Existing Notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness, which could structurally rank senior to the notes;

•

limit our ability to incur secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness, or to engage in sale/leaseback transactions other than indebtedness secured by Principal Properties;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore would be structurally senior to the notes;

•	restrict our ability to repurchase or prepay our securities;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes;

•	restrict our ability to enter into highly leveraged transactions; or

•	restrict our ability to enter into transactions with affiliates.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events, such as certain acquisitions, refinancings or recapitalizations that could substantially and adversely affect our capital structure and the value of the notes. Because the covenants are limited, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

Our Existing Revolving Credit Facility imposes, and we expect that the Expected Revolving Credit Facility and the Expected Term Loan Facilities may impose, operating and financial restrictions on us.

The credit agreement governing our Existing Revolving Credit Facility contains, and we expect that the credit agreement governing our Expected Revolving Credit Facility and Expected Term Loan Facilities may contain, covenants that limit our ability and the ability of our subsidiaries to:

•	incur additional debt;

•	create liens on our and our subsidiaries’ assets;

•	enter into certain sale and leaseback transactions; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

In addition, the credit agreement governing our Existing Revolving Credit Facility requires us to maintain a ratio of EBITDA to net interest expense of not less than 3.00 to 1.00, tested if any loans or drawn and unreimbursed letters of credit are outstanding as of the last day of the applicable fiscal quarter. We expect that the credit agreement governing the Expected Revolving Credit Facility may include similar restrictions.

All of these covenants may adversely affect our ability to finance our operations, meet or otherwise address our capital needs, pursue business opportunities, react to market conditions or otherwise restrict activities or business plans. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and, to the extent such indebtedness is secured in the future, proceed against any collateral securing that indebtedness.

Changes in our credit ratings may adversely affect your investment in the notes.

We expect the major debt rating agencies to rate and routinely evaluate our debt. These ratings are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and liquidity of the notes and increase our corporate borrowing costs.

Active trading markets for the notes may not develop; the market prices of the notes may be volatile.

There is no existing market for any series of the notes, and we will not apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that trading markets for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the prices at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes, the market for similar securities and the financial markets generally. Any trading markets that develop would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	the level, direction and volatility of market interest rates generally.

Optional redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity. We may redeem these notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the notes.

In the event that the closing of the Spin-Off has not occurred on or prior to the Special Mandatory Redemption Trigger Date, we will be required to redeem the 2023 notes, 2024 notes, 2028 notes and 2031 notes on the Special Mandatory Redemption Date at a redemption price equal to 101% of the aggregate principal amount of the notes being redeemed, together with accrued and unpaid interest thereon, if any, and, as a result, holders of the 2023 notes, 2024 notes, 2028 notes and 2031 notes may not obtain their expected return on such notes.

We may not consummate the Spin-Off within the timeframe specified under “Description of the Notes—Redemption—Special Mandatory Redemption,” or the Separation and Distribution Agreement may be terminated. Our ability to consummate the Spin-Off is subject to customary closing conditions over which we have limited or no control, such as the approval of the Separation and Distribution Agreement by the shareholders of Dell and the receipt of required regulatory approvals. In the event that the closing of the Spin-Off has not occurred on or prior to the Special Mandatory Redemption Trigger Date, we will be required to redeem all outstanding 2023 notes, 2024 notes, 2028 notes and 2031 notes at a redemption price equal to 101% of the aggregate principal amount of the notes being redeemed, together with accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption. If we redeem the 2023 notes, 2024 notes, 2028 notes and 2031 notes pursuant to the Special Mandatory Redemption, you may not obtain your expected return on such notes. Your decision to invest in the 2023 notes, 2024 notes, 2028 notes and 2031 notes is made at the time of the offering of such notes. You will have no rights under the Special Mandatory Redemption provision if the closing of the Spin-Off occurs within the specified timeframe, nor will you have any right to require us to redeem your 2023 notes, 2024 notes, 2028 notes or 2031 notes if, between the closing of this offering and the closing of the Spin-Off, we experience any changes in our business or financial condition or if the terms of the Spin-Off change.

We are not obligated to place the proceeds from the sale of the 2023 notes, 2024 notes, 2028 notes and 2031 notes in escrow prior to the closing of the Spin-Off, and we may not be able to redeem all of the notes required to be redeemed upon a Special Mandatory Redemption.

In the event that the closing of the Spin-Off has not occurred on or prior to the Special Mandatory Redemption Trigger Date, we will be required to redeem all outstanding 2023 notes, 2024 notes, 2028 notes and 2031 notes for a redemption price equal to 101% of the aggregate principal amount of the notes being redeemed, together with accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption. See “Description of the Notes—Redemption—Special Mandatory Redemption.” We are not obligated to place the proceeds from the sale of the 2023 notes, 2024 notes, 2028 notes and 2031 notes in escrow prior to the closing of the Spin-Off or to provide a security interest in those proceeds, and there are no restrictions on our use of those proceeds during such time. Accordingly, we will need to fund any Special Mandatory Redemption using cash on hand, proceeds from this offering that we have voluntarily retained or from other sources of liquidity, and we may not have sufficient funds to purchase all notes subject to the Special Mandatory Redemption at that time.

USE OF PROCEEDS

We expect to receive net proceeds of $5,957,015,000 from the sale of the notes offered hereby, before expenses but after deducting the underwriting discount. We intend to use a portion of the net proceeds from the offering of the notes to fund a portion of the Special Dividend and, to the extent any proceeds remain, for general corporate purposes.

In the event that the closing of the Spin-Off has not occurred on or prior to the Special Mandatory Redemption Trigger Date, we will be required to redeem all outstanding 2023 notes, 2024 notes, 2028 notes and 2031 notes on the Special Mandatory Redemption Date (as defined in “Description of the Notes—Redemption—Special Mandatory Redemption”) at a redemption price equal to 101% of the aggregate principal amount of the notes being redeemed, together with accrued and unpaid interest thereon, if any, to, but excluding, the Special Mandatory Redemption Date. See “Description of the Notes—Redemption—Special Mandatory Redemption.”

If the Spin-Off is not consummated on or prior to the Special Mandatory Redemption Trigger Date, we will use the net proceeds from the sale of the 2026 notes for general corporate purposes, which may include debt repayment.

DESCRIPTION OF OTHER INDEBTEDNESS

Existing Revolving Credit Facility

On September 12, 2017, VMware entered into an unsecured credit agreement establishing a revolving credit facility (the “Existing Revolving Credit Facility”) with a syndicate of lenders that provides us with a borrowing capacity of up to $1,000 million for general corporate purposes. Commitments under the Existing Revolving Credit Facility are available for a period of five years, which may be extended, subject to the satisfaction of certain conditions, by up to two one-year periods. As of April 30, 2021, there were no outstanding borrowings under the Existing Revolving Credit Facility, which contains certain representations, warranties and covenants. Commitment fees, interest rates and other terms of borrowing under the Existing Revolving Credit Facility may vary based on VMware’s external credit ratings.

Expected Revolving Credit Facility and Expected Term Loan Facilities

VMware intends to seek to obtain $1,500 million in commitments from lenders in respect of a new five-year revolving credit facility (the “Expected Revolving Credit Facility”) after the consummation of this offering. The Expected Revolving Credit Facility would replace our Existing Revolving Credit Facility. The terms of the Expected Revolving Credit Facility have not been finalized. The consummation of this offering is not conditioned upon the closing of the Expected Revolving Credit Facility and we do not expect that this offering and our Expected Revolving Credit Facility will close concurrently.

VMware also intends to seek to obtain commitments for term loans with expected maturities of up to five years (collectively, the “Expected Term Loan Facilities”). The terms of the Expected Term Loan Facilities have not been finalized. The consummation of this offering is not conditioned upon the closing of the Expected Term Loan Facilities and we do not expect that this offering and our Expected Term Loan Facilities will close concurrently.

We currently anticipate funding $2.5 billion to $3.5 billion of the Special Dividend through our cash reserves and intend to fund the balance through incremental indebtedness, including through the proceeds of this offering and borrowings under the Expected Term Loan Facilities and, if needed, the Expected Revolving Credit Facility.

Although we believe the Expected Revolving Credit Facility and the Expected Term Loan Facilities will be established, we cannot assure you that they will be established on these terms or at all.

Intercompany Note

VMware entered into a promissory note, dated as of January 31, 2014, payable to Dell, in an aggregate principal amount of $270 million (the “Intercompany Note”). Amounts outstanding under the Intercompany Note bear interest at a rate of 1.75% per annum. The Intercompany Note matures on December 1, 2022. VMware may prepay the Intercompany Note, in whole or in part, at any time and from time to time, without any premium or penalty of any kind.

DESCRIPTION OF THE NOTES

The notes will be issued under a base indenture (the “Base Indenture”), dated as of August 21, 2017 between VMware, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by supplemental indentures, to be dated August 2, 2021, with respect to each series of notes (the “Supplemental Indentures” and, together with the Base Indenture, the “Indenture”).

The following description is a summary of the material provisions of the Indenture, and does not restate the terms of the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, define your rights as holders of the notes. Defined terms used but not defined in this description have the meanings assigned to them in the Indenture.

The registered holder of a note will be treated as the owner of such note for all purposes. Only registered holders will have rights under the Indenture.

General

We will issue $1,000,000,000 aggregate principal amount of 2023 notes. The 2023 notes will mature on August 15, 2023. Interest on the 2023 notes will accrue at the rate of 0.600% per annum.

We will issue $1,250,000,000 aggregate principal amount of 2024 notes. The 2024 notes will mature on August 15, 2024. Interest on the 2024 notes will accrue at the rate of 1.000% per annum.

We will issue $1,500,000,000 aggregate principal amount of 2026 notes. The 2026 notes will mature on August 15, 2026. Interest on the 2026 notes will accrue at the rate of 1.400% per annum.

We will issue $750,000,000 aggregate principal amount of 2028 notes. The 2028 notes will mature on August 15, 2028. Interest on the 2028 notes will accrue at the rate of 1.800% per annum.

We will issue $1,500,000,000 aggregate principal amount of 2031 notes. The 2031 notes will mature on August 15, 2031. Interest on the 2031 notes will accrue at the rate of 2.200% per annum.

The 2023 notes, the 2024 notes, the 2026 notes, the 2028 notes and the 2031 notes are collectively referred to as the “notes.”

The notes will be our senior unsecured obligations and will rank on the same basis with all of our other senior unsecured indebtedness from time to time outstanding. Each series of the notes will be a separate series of senior debt securities under the Indenture. The Indenture does not limit the aggregate principal amount of securities that may be issued under the Indenture. Without the consent of the holders, we may increase the aggregate principal amount of the notes of any series in the future on the same terms and conditions (except for issuance date, price and, in some cases, the initial interest payment date) as the notes of that series being offered hereby. Securities may be issued under the Indenture from time to time as a single series or in two or more separate series up to the aggregate principal amount authorized by us from time to time for the notes of any series. Additional notes of a series may only bear the same CUSIP number if they would be fungible for United States federal tax purposes with the existing notes of that series.

If the maturity date of any notes falls on a day that is not a Business Day, payment of principal, premium, if any, and interest for such notes then due will be paid on the next Business Day. No interest on that payment will accrue from and after the maturity date. Payments of principal, premium, if any, and interest on the notes will be made by us through the Trustee to DTC. Each series of notes will be issued in the form of one or more fully registered global securities in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest

We will make interest payments on the 2023 notes, the 2024 notes, the 2026 notes, the 2028 notes and the 2031 notes at the annual rate of interest set forth above for that series semi-annually in arrears on February 15 and August 15 of each year (each, an “interest payment date”), beginning on February 15, 2022, to the holders of record of such series of notes at the close of business on the February 1 or August 1 immediately preceding the related interest payment date. Interest on the fixed rate notes will be paid on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date on the fixed rate notes falls on a date that is not a Business Day, the related payment of interest shall be made on the next succeeding Business Day as if made on the date the payment was due, and no interest on such payment shall accrue for the period from and after such interest payment date to the date of such payment on the next succeeding Business Day.

Redemption

Special Mandatory Redemption

In the event that the closing of the Spin-Off has not occurred on or prior to the earlier of (i) (x) April 28, 2022 or (y) if the Separation and Distribution Agreement is amended on or prior to April 28, 2022 to extend the date by which the Spin-Off must be consummated to a date later than April 28, 2022, the earlier of such extended date and July 28, 2022 (the date described in clause (x) or (y), the “End Date”), and (ii) the date the Separation and Distribution Agreement is terminated (such earlier date, the “Special Mandatory Redemption Trigger Date”), we will be required to redeem the 2023 notes, 2024 notes, 2028 notes and 2031 notes in whole at a redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of such notes, together with accrued and unpaid interest on the principal amount of such notes to, but not including, the Special Mandatory Redemption Date (as defined below) (the “Special Mandatory Redemption”). Upon the occurrence of the Special Mandatory Redemption Trigger Date, we will promptly (but in no event later than 5 business days following the Special Mandatory Redemption Trigger Date) cause notice to be delivered electronically or mailed, with a copy to the trustee, to each holder of any 2023 notes, 2024 notes, 2028 notes or 2031 notes at its registered address (such date of notification to the holders, the “Redemption Notice Date”). For any notes subject to redemption which are represented by global securities held on behalf of The Depository Trust Company, the Euroclear System or Clearstream Banking S.A., notices may be given by delivery of the relevant notices to The Depository Trust Company, Euroclear System or Clearstream Banking S.A. for communication to entitled account holders in substitution for the aforesaid mailing. The notice will inform holders that such notes will be redeemed on the 20th day (or if such day is not a business day, the first business day thereafter) following the Redemption Notice Date (such date, the “Special Mandatory Redemption Date”) and that all of the outstanding notes of such series will be redeemed at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date automatically and without any further action by the holders of such notes. At or prior to 12:00 p.m. (New York City time) on the business day immediately preceding the Special Mandatory Redemption Date, we will deposit with the trustee funds sufficient to pay the Special Mandatory Redemption Price for the 2023 notes, 2024 notes, 2028 notes and 2031 notes. If such deposit is made as provided above, the 2023 notes, 2024 notes, 2028 notes and 2031 notes will cease to bear interest on and after the Special Mandatory Redemption Date. The Trustee shall not be charged with knowledge of, or responsible for monitoring whether, a Special Mandatory Redemption Trigger Date has occurred.

The aggregate net proceeds from the sale of the 2023 notes, 2024 notes, 2028 notes and 2031 notes subject to the Special Mandatory Redemption will not be held in escrow, and holders of such notes will not have any special access or rights to or a security interest or encumbrance of any kind on the net proceeds from the offering of such notes.

Upon the consummation of the Spin-Off prior to the occurrence of the Special Mandatory Redemption Trigger Date, the foregoing provisions regarding the Special Mandatory Redemption will cease to apply.

The 2026 notes are not subject to the Special Mandatory Redemption.

Optional Redemption

Except as otherwise described below, the notes of each series will be redeemable in whole at any time or in part from time to time, at our option, prior to the applicable Par Call Date, at a redemption price as calculated by us equal to the greater of:

•	100% of the principal amount of the notes of that series to be redeemed; and

•

(i) in the case of the 2024 notes, 2026 notes, 2028 notes and 2031 notes, the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the notes of such series matured on the applicable Par Call Date (in each case, exclusive of interest accrued to the date of redemption), or (ii) in the case of the 2023 notes, the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption), in each case, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 10 basis points for the 2023 notes, 10 basis points for the 2024 notes, 15 basis points for the 2026 notes, 15 basis points for the 2028 notes, and 15 basis points for the 2031 notes, plus, in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption. We will calculate the redemption price.

If we elect to redeem any series of notes on or after the applicable Par Call Date, we will pay an amount equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. “Par Call Date” means (i) August 15, 2022 with respect to any 2024 notes (24 months prior to the maturity date of the 2024 notes) (ii) July15, 2026 with respect to any 2026 notes (one month prior to the maturity date of the 2026 notes), (iii) June 15, 2028 with respect to any 2028 notes (two months prior to the maturity date of the 2028 notes) and (iv) May 15, 2031 with respect to any 2031 notes (three months prior to the maturity date of the 2031 notes).

Notice of redemption will be sent at least 10 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the series and amount of notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date. If fewer than all of the notes of a series are to be redeemed at any time, not more than 45 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called shall be selected in accordance with the procedures of DTC. The Trustee shall have no obligation to calculate any redemption price or premium.

Repurchase at the Option of Holders on Certain Changes of Control

If a Change of Control Repurchase Event with respect to a series of notes occurs, unless we have exercised or will concurrently exercise our right to redeem the notes of such series as described above or to defease or satisfy and discharge the notes, we will be required to make an offer to each holder of notes of such series to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but excluding, the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the transaction or event that constitutes or may constitute the Change of Control, we will send a notice to each holder to which we are required to make a repurchase offer as described above, with a copy to the Trustee, describing the transaction or event that constitutes or may constitute the Change of Control Repurchase Event and offering to repurchase the notes of the applicable series on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice may, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of any such conflict.

On the Change of Control Repurchase Event payment date, we will be required, to the extent lawful, to:

•

accept for payment all notes or portions of notes (in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof) properly tendered and not withdrawn pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered and not withdrawn; and

•

deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will promptly send to each holder of notes properly tendered and not withdrawn the purchase price for such notes, and the Trustee will promptly authenticate and send (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any such notes surrendered; provided, that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of indebtedness outstanding at such time or otherwise materially adversely affect our capital structure or credit ratings.

If holders of not less than 90% in aggregate principal amount of the outstanding notes of a series validly tender and do not withdraw such notes in a change of control offer and we, or any third party approved in writing by us making a change of control offer in lieu of us as described above, purchases all of the notes of such series validly tendered and not withdrawn by such holders, we or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the change of control offer, to redeem (with respect to us) or purchase (with respect to a third party) all notes of such series that remain outstanding following such purchase on a date (the “second change of control payment date”) at a price in cash equal to the change of control payment in respect of the second change of control payment date.

The Change of Control purchase feature of the notes may, in certain circumstances, make more difficult or discourage a takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

Open Market Purchases

We or any of our affiliates may at any time and from time to time purchase notes in the open market or otherwise.

Sinking Fund

There is no provision for a sinking fund for any of the notes other than in the event of a Special Mandatory Redemption. See “—Special Mandatory Redemption” above for more information.

Ranking

The notes will be unsecured and unsubordinated obligations of VMware and will rank equally with all its other existing and future unsecured and unsubordinated indebtedness, including under our Expected Revolving Credit Facility, each of our Expected Term Loan Facilities and the Existing Notes. The notes will effectively rank junior to all of our future secured indebtedness to the extent of the value of the assets securing such indebtedness.

The notes will be structurally subordinated to all liabilities of our subsidiaries. Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the notes. The indenture will not restrict the ability of our subsidiaries to incur indebtedness or other liabilities.

Certain Covenants

Limitations on Liens

We will not issue, incur, create, assume or guarantee, and will not permit any Restricted Subsidiary to issue, incur, create, assume or guarantee, any Secured Debt without in any such case effectively providing concurrently with issuance, incurrence, creation, assumption or guarantee of any such Secured Debt, or the grant of a Lien with respect to any such indebtedness, that the notes (together with, if we shall so determine, any other indebtedness of or guarantee by us or such Restricted Subsidiary ranking equally with the notes and then existing or thereafter created) shall be secured equally and ratably with (or, at our option, prior to) such Secured Debt. The foregoing restriction with respect to Secured Debt, however, will not apply to:

(1)	Liens on property existing at the time of acquisition thereof by us or any Subsidiary, whether or not assumed, provided that such Liens were not incurred in connection with such acquisition;

(2)

Liens on property, shares of stock or indebtedness or other assets of any corporation existing at the time such corporation becomes a Restricted Subsidiary, provided that such Liens are not incurred in anticipation of such corporation becoming a Restricted Subsidiary (which may include property previously leased by us and leasehold interests thereon, provided that the lease terminates prior to or upon the acquisition);

(3)

Liens on property, shares of stock or indebtedness (including capitalized lease obligations) to secure the payment of all or any part of the purchase price thereof, or Liens on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of or within 24 months after, the latest of the acquisition thereof, or, in the case of property, the completion of construction, the completion of improvements, or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction, or the making of such improvements;

(4)	Liens to secure indebtedness owing to VMware or to a Subsidiary;

(5)	Liens existing on the issue date;

(6)

Liens on property of a corporation existing at the time such corporation is merged into or consolidated with VMware or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to VMware or a Restricted

Subsidiary, provided that such Lien was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition;

(7)

Liens in favor of the United States or any State, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any State, territory or possession thereof (or the District of Columbia), (i) to secure partial, progress, advance or other payments pursuant to any contract or statute, (ii) to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price of the cost of constructing, repairing or improving the property subject to such Liens or (iii) to secure taxes, assessments or other governmental charges or levies which are not yet due and payable or are payable without penalty or of which amount, applicability or validity is being contested by VMware and/or any Restricted Subsidiary in good faith by appropriate proceedings and VMware and/or such Restricted Subsidiary shall have set aside in its books reserves which it deems to be adequate with respect thereto (segregated to the extent required by generally accepted accounting principles);

(8)	Liens created in connection with the acquisition of assets or a project financed with, and created to secure, a Nonrecourse Obligation;

(9)

Liens for materialmen’s, mechanics’, workmen’s, repairmen’s, landlord’s Liens for rent, or other similar Liens arising in the ordinary course of business in respect of obligations which are not yet overdue or which are being contested by VMware or any Restricted Subsidiary in good faith and by appropriate proceedings;

(10)

Liens consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor defects and irregularities in the title thereto, which do not materially impair the use of such property by VMware or any Restricted Subsidiary in the operation of business or the value of such property for the purpose of such business; and

(11)

Extensions, renewals, refinancings or replacements of any Lien referred to in the foregoing clauses (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10) provided, however, that any Liens permitted by any of the foregoing clauses (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10) shall not extend to or cover any property of VMware or such Restricted Subsidiary, as the case may be, other than the property, if any, specified in such clauses and improvements thereto, and provided further that any refinancing or replacement of any Liens permitted by the foregoing clauses (7) and (8) shall be of the type referred to in such clauses (7) or (8), as the case may be.

Notwithstanding the restrictions outlined in the preceding paragraph, VMware or any Restricted Subsidiary will be permitted to issue, incur, create, assume or guarantee Secured Debt, which would otherwise be subject to such restrictions, without equally and ratably securing the notes, provided that after giving effect thereto, the aggregate principal amount of all Secured Debt (not including Liens permitted under clauses (1) through (11) above) does not exceed the greater of $1,000 million or 15% of the Consolidated Net Tangible Assets of VMware as most recently determined on or prior to such date.

For purposes of determining compliance with this “Limitation on Liens” covenant, (i) a Lien need not be incurred solely by reference to one of the foregoing clauses or in reliance upon the immediately preceding paragraph but are permitted to be incurred in part under any combination thereof and of any other available exemption and (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the foregoing clauses and/or is permitted to be incurred in reliance upon the immediately preceding paragraph, VMware may, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this “Limitation on Liens” covenant.

Any Lien created for the benefit of the holders of the notes pursuant to the first paragraph under this “Limitation on Liens” covenant may provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to secure the notes.

Limitations on Sale and Lease-Back Transactions

VMware will not, nor will it permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such transaction involving a lease for a term of not more than three years or any such transaction between VMware and a Restricted Subsidiary or between Restricted Subsidiaries, unless: (1) VMware or such Restricted Subsidiary would be entitled to incur indebtedness secured by a Lien on the Principal Property involved in such transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the notes as described above under “Limitation on Liens”; or (2) VMware shall apply an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such Sale and Lease-Back Transaction within 365 days of such sale to either (or a combination of) the retirement (other than mandatory retirement, mandatory prepayment or sinking fund payment or by a payment at maturity) of debt for borrowed money of VMware or a Restricted Subsidiary that matures more than 12 months after the creation of such indebtedness or the purchase, construction or development of other comparable property.

Notwithstanding the restrictions outlined in the preceding paragraph, VMware or any Restricted Subsidiary will be permitted to enter into Sale and Lease-Back Transactions which would otherwise be subject to such restrictions, without applying the net proceeds of such transactions in the manner set forth in clause (2) of the preceding paragraph, provided that after giving effect thereto, the aggregate amount of such sale and Lease-Back Transactions, together with the aggregate amount of all Secured Debt not permitted by clauses (1) through (11) under “Limitation on Liens” above, does not exceed the greater of $1,000 million or 15% of Consolidated Net Tangible Assets of VMware as most recently determined on or prior to such date.

Certain Definitions

“Attributable Debt” means, in respect of a Sale and Lease-Back Transaction involving a Principal Property, at the time of determination, the lesser of: (a) the fair value of such property (as determined in good faith by the Board of Directors); or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any renewal term or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of each series outstanding pursuant to the Indenture compounded semi-annually. For purposes of the foregoing definition, rent shall not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) and the net amount determined assuming no such termination.

“Below Investment Grade Rating Event” means, with respect to each series of the notes, the rating on the notes is lowered by each of the Rating Agencies within 60 days from the earlier of (1) the date of the first public notice of an arrangement that could result in a Change of Control or (2) the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided, however, that a ratings event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event) unless each of the Rating Agencies making the reduction in rating to which this definition would otherwise apply announces or publicly confirms that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event); provided, further, that notwithstanding the foregoing, a Below Investment Grade Rating Event shall not be deemed to have occurred so long as the notes are rated Investment Grade by any of the Rating

Agencies. The Trustee shall not be responsible for monitoring the ratings of the Notes, nor shall it be charged with knowledge of such ratings.

“Board of Directors” means either the Board of Directors of VMware or any duly authorized committee empowered by that Board or the Executive Committee thereof to act with respect to the Indenture.

“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than a Permitted Parent, us or one or more of our subsidiaries;

(2)

we become aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than a Permitted Parent, us or one of our wholly owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of our then outstanding Voting Stock, measured by voting power rather than number of shares;

(3)

we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person, measured by voting power rather than number of shares, immediately after giving effect to such transaction;

(4)	Dell, together with its Parent Entities and Subsidiaries, becomes the beneficial owner, directly or indirectly, of 90% or more of each class of our then outstanding capital stock; or

(5)	the adoption by us of a plan providing for our liquidation or dissolution.

Notwithstanding the foregoing, (A) a transaction will not be considered to be a Change of Control under clause (2) above if (x) we become a direct or indirect wholly owned subsidiary of a holding company and (y) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction, (B) any change in the Persons who are the direct or indirect beneficial owners of Dell will not be considered a Change of Control and (C) Dell’s distribution or transfer of our shares in a transaction intended to qualify as a tax-free distribution or transfer under Section 355 of the Internal Revenue Code will not be considered a Change of Control.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Comparable Treasury Issue” means the United States Treasury security selected, in accordance with customary financial practice, by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes (assuming for this purpose that the notes matured on the applicable Par Call Date) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (assuming that the notes matured on the applicable Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Net Tangible Assets” means total assets, less reserves, after deducting:

(6)	total current liabilities, excluding:

(a)	notes and loans payable;

(b)	current maturities of long-term debt;

(c)	current maturities of capital leases; and

(7)	certain intangible assets, to the extent included in total assets.

“Dell” means Dell Technologies, Inc.

“Fitch” means Fitch Ratings Ltd. and its successors.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Lien” means a mortgage, security interest, pledge, lien, charge or other encumbrance.

“Moody’s” means Moody’s Investors Services Inc. and its successors.

“Nonrecourse Obligation” means indebtedness or other obligations substantially related to (i) the acquisition of assets not previously owned by VMware or any Restricted Subsidiary or (ii) the financing of a project involving the development or expansion of properties VMware or any Restricted Subsidiary, as to which the obligee with respect to such indebtedness or obligation has no recourse to VMware or any Restricted Subsidiary or any assets of VMware or any Restricted Subsidiary other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Parent Entity” means any person that, with respect to another person, owns 50% or more of the total voting power of the Voting Stock of such other person.

“Permitted Parent” means (a) Dell, any Parent Entity of Dell or any Subsidiary of Dell and (b) any Parent Entity that at the time it became a Parent Entity of VMware was not formed in connection with, or in contemplation of, a transaction that would otherwise constitute a Change of Control and that beneficially owns 100% of the Voting Stock of VMware; provided that the stockholders of VMware prior to such transaction beneficially own all of the voting stock of such Permitted Parent upon completion of such transaction.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of any kind.

“Principal Property” means the land, improvements, buildings and fixtures owned by us or a Restricted Subsidiary located in the United States that constitutes our principal corporate office, any manufacturing plant, any manufacturing facility, any research and development facility and any service and support facility (in each case including associated office facilities) and has a net book value in excess of 1% of our Consolidated Net Tangible Assets as of the determination date. Notwithstanding the foregoing, Principal Property does not include any property that our board of directors has determined in good faith not to be of material importance to the business conducted by our subsidiaries and us, taken as a whole. As of the issue date, we have no Principal Property.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Reference Treasury Dealer” means each of Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, and one additional dealer in U.S. Government securities selected by us (each a “Primary Treasury Dealer”) and their respective successors which we specify from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by VMware, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to VMware by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Restricted Subsidiary” means (1) any subsidiary of VMware that (a) is a wholly owned subsidiary, (b) is a domestic subsidiary and (c) owns or is a lessee of any Principal Property and (2) any other subsidiary that the Board of Directors of VMware may designate as a Restricted Subsidiary.

“S&P” means S&P Global Ratings, and its successors.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by VMware or any Restricted Subsidiary of any Principal Property which property has been or is to be sold or transferred by VMware or such Restricted Subsidiary to such person.

“Secured Debt” means any debt for borrowed money secured by a Lien upon any Principal Property of VMware or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares or indebtedness are now existing or owed or hereafter created or acquired).

“Subsidiary” means a corporation of which more than 50% of the outstanding voting stock of such corporation is at the time owned, directly or indirectly, by VMware or by one or more other Subsidiaries, or by VMware and one or more other Subsidiaries, and the accounts of which are consolidated with those of VMware in its most recent consolidated financial statements in accordance with generally accepted accounting principles. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Treasury Rate” means, as of any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in, or available through, the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System (or companion online data resource published by the

Board of Governors of the Federal Reserve System) and which established yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated by us on the third business day preceding the redemption date. As used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotations” above, the term “business day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or obligated by law or executive order to close.

“Voting Stock” means, with respect to any person as of any date, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

“VMware” means VMware, Inc.

Additional Information

Anyone who receives this prospectus supplement may obtain a copy of the Indenture without charge by writing to the following address:

VMware, Inc.

Legal Department

3401 Hillview Avenue

Palo Alto, California 94304

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change (or differing interpretations), possibly with retroactive effect. This summary addresses only the U.S. federal income tax consequences relevant to investors that purchase notes for cash at the time of original issuance at their “issue price” (generally the first price at which a substantial amount of the applicable series is sold for money to investors, not including purchases by bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and applies only to holders that hold the notes as “capital assets” within the meaning of Section 1221 of the Code.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a “United States person” (as defined in the Code).

The term “Non-U.S. Holder” means any beneficial owner of a note that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder. For the purposes of this summary, U.S. Holders and Non-U.S. Holders are referred to collectively as “holders.”

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes is a beneficial owner of a note, the U.S. federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. A partnership considering an investment in notes and partners in such partnerships should consult with their own tax advisors regarding the U.S. federal income and other tax consequences of the acquisition, ownership and disposition of the notes.

This summary does not represent a detailed description of the U.S. federal income tax consequences applicable to holders subject to special tax treatment under the U.S. federal income tax laws, including, without limitation:

•	dealers in securities or currencies;

•	financial institutions;

•	banks;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities;

•	insurance companies;

•	holders that will hold the notes as a part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	holders liable for alternative minimum tax;

•	pass-through entities for U.S. federal income tax purposes (or partners in pass-through entities);

•	controlled foreign corporations;

•	foreign personal holding companies;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	U.S. Holders (as defined below) that hold notes through non-U.S. brokers or other non-U.S. intermediaries;

•	U.S. holders whose “functional currency” is not the U.S. dollar; or

•	U.S. expatriates.

We have not sought and will not seek any ruling from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below or that any such position would not be sustained.

This summary does not represent a detailed description of all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances. Furthermore, this summary does not address the effects of any U.S. federal tax consequences other than those relating to U.S. federal income taxation (such as estate and gift taxes) and does not address any state, local or non-U.S. tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of notes.

This discussion is for general purposes only. Holders should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as foreign, state, and local laws and tax treaties, and the possible effects of changes in tax laws.

Effect of Certain Contingencies

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes or to make payments in advance of their scheduled time (e.g., “Description of the Notes—Redemption—Special Mandatory Redemption,” “Description of the Notes—Redemption—Optional Redemption” and “Description of the Notes—Repurchase at the Option of Holders on Certain Changes of Control”). Such contingencies may implicate the provisions of the U.S. Treasury regulations relating to “contingent payment debt instruments.”

Although the issue is not free from doubt, we intend to take the position that the contingencies associated with the notes should not cause the notes to be subject to the contingent payment debt instrument rules. Our determination is binding on a holder subject to U.S. federal income taxation unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to successfully challenge this determination, a holder subject to U.S. federal income taxation might be required to accrue interest income on its notes at a rate in excess of the stated interest and to treat any gain recognized on the taxable disposition of a note as ordinary income rather than capital gain. Holders should consult their own tax advisors regarding the possible application to the notes of the contingent payment debt instrument rules and the consequences thereof. The remainder of this summary assumes that the notes will not be treated as contingent payment debt instruments.

U.S. Holders

Interest

Interest on a note will generally be treated as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s usual method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

Upon a sale, exchange, redemption, retirement or other taxable disposition of the notes, a U.S. Holder will generally recognize gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange, redemption, retirement or other taxable disposition of the notes, other than amounts attributable to accrued and unpaid interest (which will be treated as ordinary interest income to the extent such interest has not been previously included in income) and (ii) the U.S. Holder’s adjusted tax basis in the notes. The amount realized by a U.S. Holder is the sum of cash plus the fair market value of all other property received on such sale, exchange, redemption, retirement or other taxable disposition. A U.S. Holder’s adjusted tax basis in a note will generally equal the cost of the note to the U.S. Holder.

Any gain or loss a U.S. Holder recognizes on a sale, exchange, redemption, retirement or other taxable disposition of the notes will generally be long-term capital gain or loss if, at the time of the sale, exchange, redemption, retirement or other taxable disposition, the U.S. Holder’s holding period in the notes exceeds one year. For non-corporate U.S. Holders, long-term capital gains are currently taxed at a lower rate than ordinary income. The deductibility of capital losses is subject to limitations. U.S. Holders should consult their own tax advisors regarding the deductibility of capital losses in light of their particular circumstances.

Medicare Tax

U.S. Holders who are individuals, estates or certain trusts are subject to an additional 3.8% Medicare tax on the lesser of (a) the U.S. person’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (b) the excess of the U.S. person’s modified adjusted gross income (or adjusted gross income in the case of an estate or trust) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income will generally include interest income and any net gains from a disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its own tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

Backup Withholding and Information Reporting

In general, a U.S. Holder will be subject to U.S. federal backup withholding tax at the applicable rate (currently 24%) with respect to payments of interest on the notes and the proceeds of a sale, exchange, redemption, retirement or other taxable disposition of the notes, unless the U.S. Holder (i) is an “exempt recipient” (such as a corporation or tax-exempt organization) and, when required, provides appropriate documentation to that effect or (ii) provides its taxpayer identification number to the applicable withholding agent and certifies, under penalty of perjury, that it is not subject to backup withholding on an IRS Form W-9 (Request for Taxpayer Identification Number and Certification) or an applicable successor form and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. In addition, payments on the notes made to, and the proceeds of a sale, exchange, redemption, retirement or other taxable disposition by, a U.S. Holder will generally be subject to information reporting, unless such U.S. Holder is an exempt recipient and appropriately establishes that exemption.

Non-U.S. Holders

Interest

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on interest paid on the notes as long as that interest is not “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States and:

•	the Non-U.S. Holder does not actually or constructively own stock possessing 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us, actually or by attribution, through stock ownership;

•	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of the Non-U.S. Holder’s trade or business; and

•

either (i) the Non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN or W-8BEN-E, as applicable, or an applicable successor form that it is not a “U.S. person” (as defined in the Code), and provides its name, address and certain other required information or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that the certification referred to in clause (i) has been received from the Non-U.S. Holder or an intermediate financial institution and furnishes to the applicable withholding agent a copy thereof.

A Non-U.S. Holder that does not qualify for exemption from withholding as described above will generally be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the notes (except as described below with respect to effectively connected income). A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the notes is subject to a reduced rate of withholding tax or is exempt from U.S. withholding tax, provided the Non-U.S. Holder furnishes the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, or an applicable successor form claiming the reduction or exemption and the Non-U.S. Holder complies with any other applicable procedures.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

Generally, subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act,” any gain recognized by a Non-U.S. Holder on the sale, exchange, redemption, retirement or other taxable disposition of a note (other than amounts attributable to accrued and unpaid interest, which will generally be treated as described under “—Interest” above) will be exempt from U.S. federal income and withholding tax, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax in the manner described below under “—Effectively Connected Income”; or

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale or other taxable disposition, and certain other conditions are met, in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (unless a lower treaty rate applies) on the amount by which its U.S. source capital gains exceed certain U.S. source capital losses.

Effectively Connected Income

Unless an applicable income tax treaty provides otherwise, if interest or gain recognized by a Non-U.S. Holder on a note is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United

States, then the Non-U.S. Holder will be exempt from the withholding tax on interest if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI or an applicable successor form, but the Non-U.S. Holder will generally be subject to U.S. federal income tax on such interest or gain as if it were a “United States person” (as defined in the Code). In addition to such U.S. federal income tax, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, it may be subject to a branch profits tax currently at a rate of 30%, or such lower rate provided by an applicable income tax treaty, on its effectively connected earnings and profits, subject to adjustments.

Backup Withholding and Information Reporting

Under current U.S. Treasury regulations, we must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to the Non-U.S. Holder and the amount of tax withheld, if any, from those payments. These reporting requirements apply regardless of whether U.S. federal withholding tax on such payments was reduced or eliminated by any applicable tax treaty or otherwise. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where a Non-U.S. Holder is a resident or organized under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on payments of interest and proceeds of a sale, exchange, redemption, retirement or other disposition of a note. Such backup withholding and additional information reporting will not apply to payments on the notes made by us or our paying agent to a Non-U.S. Holder if the certification described above under “—Interest” is received from the Non-U.S. Holder.

Backup withholding and information reporting will generally not apply to payments of proceeds from the sale, exchange, redemption or other disposition of a note made to a Non-U.S. Holder by or through the foreign office of a broker. However, information reporting requirements, and possibly backup withholding, will apply if such broker is, for U.S. federal income tax purposes, a “United States person” (as defined in the Code) or has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a “United States person” (as defined in the Code) and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Payments of proceeds from the sale or other taxable disposition (including a redemption or retirement) of a note made to a Non-U.S. Holder by or through the U.S. office of a broker are subject to information reporting and backup withholding at the applicable rate unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a “United States person” (as defined in the Code) and it satisfies certain other conditions, or the Non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder may be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such Non-U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders should consult their own tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act (“FATCA”), U.S. federal withholding tax may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest on notes paid to a foreign financial institution or to a non-financial foreign entity (whether such foreign financial institution or non-financial foreign entity is the beneficial owner or an intermediary), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, then, pursuant to an agreement between it and the U.S. Treasury or an intergovernmental agreement between, generally, the jurisdiction in which it is resident and the U.S. Treasury, it must, among other things, identify accounts held by certain United States persons or United States-owned foreign entities and annually report certain information about such accounts, and may be required to withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. An applicable intergovernmental agreement regarding FATCA between the U.S. Treasury and a non-U.S. entity’s jurisdiction may modify the general rules described above. In the event that an interest payment is subject both to withholding under FATCA and to the U.S. federal withholding tax discussed above, the U.S. federal withholding under FATCA may be credited against, and therefore reduce, such other U.S. federal withholding tax.

Holders should consult their own tax advisors regarding FATCA and the U.S. Treasury regulations thereunder.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of the notes, including the tax consequences under U.S. federal, state, local, and non-U.S. income and other tax laws and tax treaties, and the possible effects of changes in such tax laws.

UNDERWRITING

Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as representatives (the “representatives”) of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the representatives, on behalf of the underwriters, we have agreed to sell to the underwriters, and the representatives have agreed, on behalf of the underwriters, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of 2023 Notes	Principal Amount of 2024 Notes	Principal Amount of 2026 Notes	Principal Amount of 2028 Notes	Principal Amount of 2031 Notes
Barclays Capital Inc.	$113,850,000	$142,314,000	$170,775,000	$85,386,000	$170,775,000
BofA Securities, Inc.	113,850,000	142,314,000	170,775,000	85,386,000	170,775,000
Citigroup Global Markets Inc.	113,850,000	142,313,000	170,775,000	85,387,000	170,775,000
J.P. Morgan Securities LLC	113,850,000	142,313,000	170,775,000	85,387,000	170,775,000
BNP Paribas Securities Corp.	44,550,000	55,687,000	66,825,000	33,413,000	66,825,000
Deutsche Bank Securities Inc.	44,550,000	55,687,000	66,825,000	33,413,000	66,825,000
Goldman Sachs & Co. LLC	44,550,000	55,687,000	66,825,000	33,413,000	66,825,000
HSBC Securities (USA) Inc.	44,550,000	55,687,000	66,825,000	33,413,000	66,825,000
Mizuho Securities USA LLC	44,550,000	55,687,000	66,825,000	33,413,000	66,825,000
MUFG Securities Americas Inc.	44,550,000	55,687,000	66,825,000	33,413,000	66,825,000
RBC Capital Markets, LLC	44,550,000	55,687,000	66,825,000	33,413,000	66,825,000
Scotia Capital (USA) Inc.	44,550,000	55,687,000	66,825,000	33,413,000	66,825,000
Truist Securities, Inc.	44,550,000	55,687,000	66,825,000	33,413,000	66,825,000
Wells Fargo Securities, LLC	44,550,000	55,687,000	66,825,000	33,413,000	66,825,000
ING Financial Markets	22,275,000	27,844,000	33,413,000	16,706,000	33,412,000
PNC Capital Markets LLC	22,275,000	27,844,000	33,413,000	16,706,000	33,412,000
SG Americas Securities, LLC	22,275,000	27,844,000	33,412,000	16,706,000	33,413,000
TD Securities (USA) LLC	22,275,000	27,844,000	33,412,000	16,706,000	33,413,000
Roberts & Ryan Investments, Inc.	2,000,000	2,500,000	3,000,000	1,500,000	3,000,000
Samuel A. Ramirez & Company, Inc.	2,000,000	2,500,000	3,000,000	1,500,000	3,000,000
Siebert Williams Shank & Co., LLC	2,000,000	2,500,000	3,000,000	1,500,000	3,000,000
Stern Brothers & Co.	2,000,000	2,500,000	3,000,000	1,500,000	3,000,000
Tigress Financial Partners LLC	2,000,000	2,500,000	3,000,000	1,500,000	3,000,000

Total	$1,000,000,000	$1,250,000,000	$1,500,000,000	$750,000,000	$1,500,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the representatives have agreed, on behalf of the underwriters, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended (“Securities Act”), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The Representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at such prices less a concession not in excess of 0.200% of the principal amount, in the case of the 2023 notes, 0.250% of the principal amount, in the case of the 2024 notes, 0.350% of the principal amount, in the case of the 2026 notes, 0.400% of the principal amount, in the case of the 2028 notes, and 0.400% of the principal amount, in the case of the 2031 notes. Any underwriter may allow, and such dealers may reallow, a selling concession not in excess of 0.150% of the principal amount, in the case of 2023 notes, 0.150% of the principal amount, in the case of the 2024 notes, 0.225% of the principal amount, in the case of the 2026 notes, 0.225% of the principal amount, in the case of the 2028 notes, and 0.250% of the principal amount, in the case of 2031 notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $13.7 million and are payable by us.

New Issues of Notes

The notes are new issues of securities with no established trading markets. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, for a period commencing on the date of the underwriting agreement and ending on the closing date, without first obtaining the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued by the Company and having a tenor of more than one year, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes of any series in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes of a series than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes of such series in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes of a series in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes of the applicable series or preventing or retarding a decline in the market price of such notes. As a result, the price of such notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes of any series. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates may engage in various financial advisory, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain of the underwriters and/or their affiliates are lenders and/or agents to us under our Existing Revolving Credit Facility, and such underwriters and/or their affiliates may receive customary fees in connection therewith. Certain of the underwriters and/or their affiliates may become lenders and/or agents to us under the Expected Revolving Credit Facility and Expected Term Loan Facilities, and such underwriters and/or their affiliates may receive customary fees in connection therewith. Affiliates of certain of the underwriters have made conditional undertakings to us in connection with the Expected Term Loan Facilities. The aggregate amount of the Expected Term Loan Facilities is expected to be reduced by the aggregate gross proceeds from this notes offering. J.P. Morgan Securities LLC is acting as our financial advisor in connection with the Spin-Off and may receive customary fees in connection therewith.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates routinely hedge, certain of the underwriters or their affiliates are likely to hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes. Any such credit default swaps or short positions could adversely affect future trading prices of the notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration

Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

PRIIPs Regulation / Prospectus Directive / Prohibition of sales to EEA retail investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of the Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

Prohibition of sales to United Kingdom retail investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

Each underwriter has represented and agreed that:

•

(i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and

•

(ii) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of under the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2 (1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(8)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(9)	where no consideration is or will be given for the transfer;

(10)	where the transfer is by operation of law;

(11)	as specified in Section 276(7) of the SFA; or

(12)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contacts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 (the “CMP Regulations 2018”), the company has determined, and hereby notifies all relevant persons (as defined in the CMP Regulations 2018), that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended January 29, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

VMWARE, INC.

DEBT SECURITIES

CLASS A COMMON STOCK

PREFERRED STOCK

WARRANTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

GUARANTEES

UNITS

We may, from time to time, offer to sell debt securities, Class A common stock, preferred stock, warrants, depositary shares, purchase contracts, guarantees or units. This prospectus describes some of the general terms that may apply to these securities. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains more specific information about the offering and the specific terms of the securities offered. You should read this prospectus, the applicable prospectus supplement and the documents we incorporate by reference carefully before you invest in our securities.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “VMW.”

Investing in our securities involves a high degree of risk. See “Risk Factors” section on page 2 of this prospectus and in our filings with the SEC incorporated by reference herein and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

March 26, 2020

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. We have not authorized anyone to provide any information other than that contained in this prospectus, in any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred to you. We do not take responsibility for, and we do not provide any assurance as to the reliability of, any other information that others may give you. We have not authorized any other person to provide you with different information. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. We may sell any combination of the securities described in this prospectus, from time to time.

The types of securities that we may offer and sell, from time to time, pursuant to this prospectus are:

•	debt securities;

•	Class A common stock;

•	preferred stock;

•	warrants;

•	depositary shares;

•	purchase contracts;

•	guarantees; and

•	units consisting of any of the securities listed above.

This prospectus provides you with a general description of the securities that may be offered. Each time we sell securities pursuant to this prospectus, we will describe, in a prospectus supplement, which we will deliver with this prospectus, more specific information about the offering and the terms of the particular securities offered. In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus, any free writing prospectus, or by any other method as may then be permitted under applicable law, rules or regulations.

When used in this prospectus, the terms “the Company,” “VMware,” “issuer,” “Registrant,” “we,” “our,” and “us” refer to VMware, Inc. and, where appropriate, its consolidated subsidiaries, unless otherwise specified.

THE COMPANY

VMware, Inc. originally pioneered the development and application of virtualization technologies with x86 server-based computing, separating application software from the underlying hardware. Our software provides a flexible digital foundation to help enable customers in their digital transformations. Our stock is traded on the NYSE under the ticker symbol “VMW.” Our principal executive offices are located at 3401 Hillview Avenue, Palo Alto, California 94304 and our telephone number is (650) 427-5000.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement.

RISK FACTORS

Investing in the securities involves risks. Before making a decision to invest in the securities, in addition to the other information contained in this prospectus and any prospectus supplement, you should carefully consider the risks described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 31, 2020 and in other documents that we include or incorporate by reference in this prospectus. See “Where You Can Find More Information.”

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities under the indenture, dated as of August 21, 2017, between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture is governed by the Trust Indenture Act. We will set forth the terms of any such debt securities in the applicable prospectus supplement.

The following is a summary of the indenture. It does not restate the indenture entirely. We urge you to read the indenture. We have filed the indenture as an exhibit to the registration statement of which this prospectus is a part, and we will file the supplemental indentures or authorizing resolutions with respect to particular series of debt securities as exhibits to current or other reports we file with the SEC. See “Where You Can Find More Information” for information on how to obtain copies of the indenture and the supplemental indentures or authorizing resolutions.

Terms of the Debt Securities

Our debt securities will be the obligations of VMware, Inc. We may issue them in one or more series. Supplemental indentures or authorizing resolutions will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement for each series of debt securities that will describe:

•	the title of the debt securities and whether the debt securities are senior, senior subordinated, or subordinated debt securities;

•

the aggregate principal amount of the debt securities and any limit upon the aggregate principal amount of the series of debt securities, and, if the series is to be issued at a discount from its face amount, the method of computing the accretion of such discount;

•

the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities that is payable if maturity of the debt securities is accelerated because of a default;

•	the date or dates on which principal of the debt securities will be payable and the amount of principal that will be payable;

•

the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or the method of calculation of such rate or rates, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•	any collateral securing the performance of our obligations under the debt securities;

•

the currency or currencies (including any composite currency) in which principal, premium, if any, and interest, if any, will be payable, and if such payments may be made in a currency other than that in which the debt securities are denominated, the manner for determining such payments, including the time and manner of determining the exchange rate between the currency in which such securities are denominated and the currency in which such securities or any of them may be paid, and any additions to, modifications of or deletions from the terms of the debt securities to provide for or to facilitate the issuance of debt securities denominated or payable in a currency other than U.S. dollars;

•

the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities that are in registered form can be presented for registration of transfer or exchange;

•	the denominations in which the debt securities will be issuable, if different from $2,000 and multiples of $1,000 in excess thereof;

•	any provisions regarding our right to redeem or purchase debt securities or the right of holders to require us to redeem or purchase debt securities;

•

the right, if any, of holders of the debt securities to convert or exchange them into our common stock or other securities of any kind of us or another obligor, including any provisions intended to prevent dilution of the conversion rights and, if so, the terms and conditions upon which such securities will be so convertible or exchangeable, including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at our option, the conversion or exchange period, and any other provision in relation thereto;

•	any provisions requiring or permitting us to make payments to a sinking fund to be used to redeem debt securities or a purchase fund to be used to purchase debt securities;

•	the terms, if any, upon which debt securities may be senior or subordinated to our other indebtedness;

•

any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture for the series to which the supplemental indenture or authorizing resolution relates;

•

whether and upon what terms the debt securities of such series may be defeased or discharged, if different from the provisions set forth in the indenture for the series to which the supplemental indenture or authorizing resolution relates;

•	whether the debt securities will be issued in registered or bearer form and the terms of these forms;

•	whether the debt securities will be issued in whole or in part in the form of a global security and, if applicable, the identity of the depositary for such global security;

•	any provision for electronic issuance of the debt securities or issuance of the debt securities in uncertificated form;

•

if there is more than one Trustee or a different Trustee, the identity of the Trustee and, if not the Trustee, the identity of each Security Registrar, Paying Agent or Authenticating Agent with respect to such Securities; and

•	any other material terms of the debt securities, which may be different from the terms set forth in this prospectus.

The applicable prospectus supplement will also describe any material covenants to which a series of debt securities will be subject and the applicability of those covenants to any of our subsidiaries to be restricted thereby, which are referred to herein as “restricted subsidiaries.” The applicable prospectus supplement will also describe provisions for restricted subsidiaries to cease to be restricted by those covenants.

Consolidation, Merger and Sale of Assets

Unless otherwise described in the applicable prospectus supplement, the indenture provides that VMware shall not consolidate with or merge into any other person (in a transaction in which VMware is not the surviving corporation) or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of VMware and its subsidiaries, taken as a whole, in one or more related transactions, to another person, unless:

(1)

the person formed by such consolidation or into which VMware is merged or the person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made shall be a corporation, limited liability company, partnership, trust or other business entity, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of and any premium and interest on all the notes and the performance or observance of every covenant of the indenture on the part of VMware to be performed or observed and the conversion rights shall be provided for in accordance with the indenture, if applicable, or as otherwise specified pursuant to the indenture, by supplemental indenture satisfactory in form to the trustee, executed and delivered to the trustee, by the person (if other than VMware) formed by such consolidation or into which VMware shall have been merged or by the Person which shall have acquired VMware’s assets;

(2)

immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

(3)

VMware or such surviving person has delivered to the trustee an officers’ certificate (as defined in the indenture) and an opinion of counsel (as defined in the indenture), each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

This “Consolidation, Merger and Sale of Assets” covenant will not apply to any sale, assignment, transfer, lease, conveyance or other disposition of assets between or among VMware and any one or more of its subsidiaries or between or among any one or more of VMware’s subsidiaries.

Events of Default and Remedies

Unless otherwise described in the applicable prospectus supplement, an event of default with respect to any series of debt securities is defined in the indenture as being:

•	our failure to pay interest on any debt security of such series when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

•	our failure to pay the principal or premium of any debt security of such series when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

•

our failure to comply with any of our agreements or covenants in, or provisions of, the debt securities of such series or the indenture (as they relate thereto) and such failure continues for a period of 90 days after our receipt of notice of the default from the trustee or from the holders of at least 25 percent in aggregate principal amount of the then outstanding debt securities of that series (except in the case of a default with respect to the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of the assets of us (or any other provision specified in the applicable supplemental indenture or authorizing resolution), which will constitute an event of default with notice but without passage of time); and

•	certain events of bankruptcy, insolvency or reorganization occur with respect to us.

The indenture provides that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal or interest, if any, with respect to such series of debt securities, if the trustee considers it in the interest of the holders of such series of debt securities to do so.

The indenture provides that if any event of default has occurred and is continuing with respect to any series of debt securities (other than an event of default relating to events of bankruptcy, insolvency or reorganization with respect to us), the trustee or the holders of not less than 25% in principal amount of such series of debt securities then outstanding may declare the principal of and premium, if any, and accrued and unpaid interest on all the debt securities of such series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of such series then outstanding by notice to the trustee may waive any existing default and its consequences with respect to such series of debt securities, other than any event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to such series and its consequences, except an acceleration due to nonpayment of principal or interest on such series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to such series have been cured or waived. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, then the entire principal amount of all debt securities outstanding, and any accrued interest thereon, will become due and payable automatically without any declaration or other act by the trustee or any holder.

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such series, subject to limitations specified in the indenture.

We are required to deliver to the trustee annually within 120 days after the end of our fiscal year a statement by one of our officers stating whether or not the signer(s) know of any continuing default by us in performing any of our obligations under the indenture and, if the signer(s) know of such a default, describing such default.

No holder of any debt securities of any series will have any right to institute any judicial or other proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy unless:

•	an event of default has occurred and is continuing and such holder has given the trustee prior written notice of such continuing event of default with respect to the debt securities of such series;

•	the holders of not less than 25% of the aggregate principal amount of the outstanding debt securities of such series have made a written request to the trustee to pursue the remedy;

•	such holder(s) offer to the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	no written request inconsistent with such written request has been given to the trustee.

The holders of a majority in aggregate principal amount of outstanding debt securities of a series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the debt securities of that series or exercising any trust or power conferred to the trustee, and to waive certain defaults. The indenture provides that if an event of default occurs and is continuing, the trustee will exercise such of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to perform any of its duties or exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities of a series unless it receives indemnity satisfactory to the trustee against any loss, liability or expense which might be incurred by it in compliance with such request.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and premium, if any, and interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

Discharge and Defeasance

Unless otherwise described in the applicable prospectus supplement, the indenture permits us to terminate all our respective obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations and thereafter any omission to comply with such obligations shall not constitute an Event of Default with respect to such series of debt securities, at any time by (“covenant defeasance”):

•

depositing in trust with the trustee, under an irrevocable trust agreement, money or government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity or redemption; and

•

complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Unless otherwise described in the applicable prospectus supplement, the indenture also permits us to terminate all of our respective obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by (“legal defeasance”):

•

depositing in trust with the trustee, under an irrevocable trust agreement, money or government obligations in an amount sufficient to pay principal and interest, if any, on the debt securities of such series to their maturity or redemption; and

•

complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date such series of debt securities were originally issued, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall state that, holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

In addition, unless otherwise described in the applicable prospectus supplement, the indenture permits us to terminate substantially all our respective obligations under the indenture as they relate to a particular series of debt securities by depositing with the trustee money or government obligations sufficient to pay all principal and interest on such series at its maturity or redemption date if the debt securities of such series will become due and payable at maturity within one year or are to be called for redemption within one year of the deposit.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

Without notice to or the consent of any holder, we and the trustee may amend or supplement the indenture or the debt securities of a series to:

•	cure any ambiguity, omission, defect or inconsistency;

•	comply with the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of our assets;

•

provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued or to make a change to specific provisions of the indenture that only applies to any series of debt securities not previously issued or to additional debt securities of a series not previously issued;

•	create a series and establish its terms;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	add a guarantor in respect of any series of debt securities;

•	secure any series of debt securities;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	make any change that would provide additional rights or benefits to holders of any series of debt securities;

•	make any change that does not adversely affect the rights of any holder in any material respect;

•	conform the provisions of the indenture to the final offering document in respect of any series of debt securities;

•	to add or appoint a successor or separate trustee or other agent;

•	to provide for the issuance of additional debt securities of any series;

•	to comply with the rules of any applicable securities depository;

•

to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities pursuant to the indenture; provided that any such action shall not adversely affect the interests of the holders of debt securities of such series or any other series of debt securities in any material respect; or

•	to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the debt securities may be listed or traded.

With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the debt securities of a series with the written consent of the holders of at least a majority in principal amount of the debt securities of each series then outstanding affected by the amendment or supplement. In addition, the holders of a majority in principal amount of the debt securities of each series then outstanding affected by the waiver may waive any existing default under, or compliance with, any provision of the debt securities of a particular series or of the indenture relating to a particular series of debt securities, other than any event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities.

Without the consent of each holder affected, we and the trustee may not:

•	reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest, including defaulted interest;

•	reduce the principal of or extend the fixed maturity of any debt security or alter the provisions with respect to redemptions or mandatory offers to repurchase debt securities;

•

make any change that adversely affects any right of a holder to convert or exchange any debt security into or for shares of our common stock or other securities, cash or other property in accordance with the terms of such security;

•	modify the ranking or priority of the debt securities;

•

make any change to any provision of the indenture relating to the waiver of existing defaults, the rights of holders to receive payment of principal, premium, if any, and interest on the debt securities, or to the provisions regarding amending or supplementing the indenture or the debt securities of a particular series with the written consent of the holders of such series;

•	waive a continuing default or event of default in the payment of principal, premium, if any, or interest on the debt securities; or

•	make any debt security payable at a place or in money other than that stated in the debt security, or impair the right of any holder of a debt security to bring suit as permitted by the indenture.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any such consent otherwise required from such holder, may be subject to the requirement that such holder shall have been the holder of record of debt securities with respect to which such consent is required or sought as of a record date fixed by us in accordance with the indenture.

Concerning the Trustee

The indenture contains limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The indenture permits the trustee to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

The indenture provides that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders pursuant to the indenture, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

No Recourse against Others

The indenture provides that a director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the debt securities or the indenture or for any claim based on, in respect of or by reason of, such obligations or their creation.

Governing Law

The laws of the State of New York govern the indenture and any debt securities issued under the indenture.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 2,500,000,000 shares of Class A common stock, $0.01 par value per share, 1,000,000,000 shares of Class B common stock, $0.01 par value per share and 100,000,000 shares of Preferred Stock, $0.01 par value per share. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus forms a part.

Common Stock

As of March 17, 2020, 418,009,379 shares of our common stock were outstanding, of which 110,787,543 shares were Class A common stock and 307,221,836 were Class B common stock.

The rights of the holders of Class A and Class B common stock are identical, except with respect to voting, conversion, the election of directors, certain actions that require the consent of holders of Class B common stock and other protective provisions. The holders of Class B common stock are entitled to 10 votes per share, and the holders of Class A common stock are entitled to one vote per share. The holders of Class B common stock, voting separately as a class, are entitled to elect 80% of the total number of the directors on our board of directors which we would have if there were no vacancies on our board of directors at the time. Subject to any rights of any series of preferred stock to elect directors, the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, are entitled to elect the remaining directors on our board of directors, which at no time will be less than one director. Each share of Class B common stock is convertible into one share of Class A common stock at any time.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of us or the removal of our existing management. No shares of our preferred stock are outstanding as of the date of this prospectus.

Anti-Takeover Provisions

As our controlling stockholder, Dell has the ability to prevent a change in control of VMware. Provisions in our certificate of incorporation and bylaws may also have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•

the division of our board of directors into three classes, with each class serving for a staggered three-year term, which prevents stockholders from electing an entirely new board of directors at any annual meeting;

•	the right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors;

•

following a distribution by Dell to its stockholders under Section 355 of the Internal Revenue Code of 1986, the restriction that a beneficial owner of 10% or more of our Class B common stock may not vote in any election of directors unless such person or group also owns at least an equivalent percentage of Class A common stock or obtains approval of our board of directors prior to acquiring beneficial ownership of at least 5% of Class B common stock;

•	the prohibition of cumulative voting in the election of directors or any other matters, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	the requirement for advance notice for nominations for election to our board of directors or for proposing matters that can be acted upon at a stockholders’ meeting;

•

the ability of our board of directors to issue, without stockholder approval, up to 100,000,000 shares of preferred stock with terms set by our board of directors, which rights could be senior to those of common stock; and

•

in the event that Dell or its successor-in-interest no longer owns shares of our common stock representing at least a majority of the votes entitled to be cast in the election of directors, stockholders may not act by written consent and may not call special meetings of the stockholders.

In addition, we have elected to apply the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”). These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us. These provisions in our certificate of incorporation and bylaws and under Delaware law could discourage potential takeover attempts and could reduce the price that investors might be willing to pay for shares of our common stock.

Our Transfer Agent

American Stock Transfer & Trust Company, LLC is transfer agent and registrar for our Common Stock.

Listing of Common Stock

Our Common Stock trades on the NYSE under the symbol “VMW.”

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any preferred stock, warrants, depositary shares, purchase contracts, guarantees or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; and

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth any managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

We may enter into agreements with agents, underwriters or dealers which may provide for indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the applicable prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of Class A common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”), and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our Class A common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our Class A common stock to engage in market-making activities with respect to our Class A common stock. These restrictions may affect the marketability of our Class A common stock and the ability of any person or entity to engage in market-making activities with respect to our Class A common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

VALIDITY OF SECURITIES

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities will be passed upon for us by Gibson, Dunn & Crutcher LLP, and for any underwriters or agents, by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended January 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings, including the complete registration statement of which this prospectus is a part, are available to the public from commercial document retrieval services and also available at the Internet website maintained by the SEC at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this registration statement until the end of any offerings under this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended January 31, 2020 filed with the SEC on March 26, 2020;

•

The information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended February 1, 2019 from our definitive proxy statement on Schedule 14A, filed with the SEC on May 13, 2019; and

•	Our Current Reports on Form 8-K, filed with the SEC on February 27, 2020 (as to item 8.01 only) and March 10, 2020.

We are only incorporating certain portions of our annual proxy statement for our 2019 annual meeting of stockholders as described above and are not incorporating by reference (i) any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K or (ii) any Form S-D, that, in either case, we may file or furnish with the SEC, unless otherwise specified in such current report or in such form or in a particular prospectus supplement.

This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about VMware and our common stock.

Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. You may obtain documents incorporated by reference in this prospectus by writing to us at the following address or by calling us at the telephone number listed below:

VMware, Inc.

Legal Department

3401 Hillview Avenue

Palo Alto, CA 94304

(650) 427-5000

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or related free writing prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

$6,000,000,000

VMWARE, INC.

$1,000,000,000 0.600% Senior Notes due 2023

$1,250,000,000 1.000% Senior Notes due 2024

$1,500,000,000 1.400% Senior Notes due 2026

$750,000,000 1.800% Senior Notes due 2028

$1,500,000,000 2.200% Senior Notes due 2031

Prospectus Supplement

Joint Book-Running Managers

Barclays	BofA Securities	Citigroup	J.P. Morgan

BNP PARIBAS	Deutsche Bank Securities	Goldman Sachs & Co. LLC	HSBC

Mizuho Securities	MUFG	RBC Capital Markets	Scotiabank

Truist Securities	Wells Fargo Securities

ING	PNC Capital Markets LLC	SOCIETE GENERALE	TD Securities

Co-Managers

Roberts and Ryan	Ramirez & Co., Inc.	Siebert Williams Shank

Stern	Tigress Financial Partners

July 20, 2021